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                                                                   EXHIBIT 10(m)

                   SUPPLEMENTAL EMPLOYEE RETIREMENT AGREEMENT

      THIS SUPPLEMENTAL EMPLOYEE RETIREMENT AGREEMENT ("SERP Agreement") is entered into the 22nd day of February, 2005, and effective the 20th day of April, 2005, by and between Myers Industries, Inc., an Ohio corporation ("Myers"), and Milton I.. Wiskind ("Wiskind").

                                R E C I T A L S:

      A. Wiskind has been employed by Myers for many years and Wiskind is retiring effective April 20, 2005.

      B. Myers desires to provide an additional retirement amount to Wiskind pursuant to and in consideration of a settlement and release agreement, of even date, between Myers and Wiskind (the "Settlement Agreement").

      NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth and in consideration of the Settlement Agreement, the parties hereto, intending to be legally bound, mutually agree as follows:

      1. Retirement from Active Employment. Wiskind is retiring effective April 20, 2005.

      2. Payments Upon Termination of Active Employment. Conditioned upon the execution and effectiveness of the Settlement Agreement between Myers and Wiskind as of April 20, 2005, commencing with the first day of May, 2005, Myers shall under this SERP Agreement pay to Wiskind the sum of Two Thousand Eighty-Three and 33/100 Dollars ($2,083.33) per month for a period of ten (10) years. If Wiskind dies before the expiration of the payment period, then said monthly payments after Wiskind's death and during the remaining term of the payment period, shall be made by Myers to Edith Wiskind, Wiskind's surviving spouse, until her death or the balance of the original ten (10) year period, whichever date is first in time.

      3. Assignability. Except to the extent that this provision may be contrary to law, no assignment, pledge, collateralization, hypothecation or attachment of any of the benefits under this Agreement shall be valid or recognized by Myers.

      4. Facility of Payments. If Wiskind shall, in the sole opinion of Myers, be physically or mentally incapacitated to receive or properly receipt for such payments, Myers may make such payments to any member of the family of Wiskind for the use and benefit of Wiskind or to any person or institution providing care for Wiskind; and all payments so made by Myers shall, to the amounts thereof, fully discharge and acquit Myers.

      5. Rights. This SERP Agreement creates no obligation of Mysers to employ Wiskind. Further, this SERP Agreement does not create any other rights in Wiskind or obligations on the part of Myers, except those set forth in this SERP Agreement.

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      6. Acceleration of Benefit Payments. Myers hereby reserves the right to accelerate the payment of any sums required to be paid by it pursuant hereto without the consent of Wiskind or his spouse.

      7. Filing. The parties hereto acknowledge that a statement concerning this SERP Agreement may be filed with the U.S. Department of Labor and Myers agrees to prepare and file such statement.

      8. Binding Effect. This SERP Agreement shall be binding upon and shall inure to be benefit of the successors and assigns of the Myers.

      9. Law Governing. This SERP Agreement shall be governed by the laws of the State of Ohio.

      IN WITNESS WHEREOF, the parties hereto have executed this SERP Agreement as of the day and year first above written.

                                         Myers Industries, Inc.

                                         By: /s/ Stephen E. Myers
                                             --------------------------------
                                         Stephen E. Myers, Chairman and Chief
                                         Executive Officer

                                             /s/  Milton I. Wiskind
                                         --------------------------
                                         Milton I. Wiskind

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